Exhibit 99.1
news release
QLT ANNOUNCES PARTIAL RESULT IN ELIGARD® PATENT LITIGATION

For Immediate Release	December 14, 2005
VANCOUVER, CANADA — QLT Inc. (NASDAQ:QLTI; TSX:QLT) announced a partial result in the on-going patent litigation between plaintiff TAP Pharmaceutical Products, Inc. and its co-plaintiffs and defendants QLT USA, Inc. and Sanofi-Synthelabo Inc., a member of the Sanofi-aventis Group. TAP and its co-plaintiffs had sued QLT USA and Sanofi-Synthelabo in 2003 alleging that QLT USA’s Eligard® products infringe a TAP patent which expires in May 2006.
QLT USA has raised separate defenses of invalidity and unenforceability. In a partial decision, a Chicago federal court jury has decided that the TAP patent in the case is valid. In response to this verdict, QLT USA has made a motion for judgment as a matter of law, seeking to overturn the jury verdict. That motion is still pending before a Chicago federal court judge.
QLT USA’s defense of unenforceability has not yet been ruled on. This defense, which alleges inequitable conduct by TAP before the U.S. Patent and Trademark Office, will be tried before a Chicago federal court judge. This trial is expected to commence next week.
QLT USA stated its intention to continue to vigorously defend this case and intends to consider all possible legal recourse, including appeal.
About QLT Inc.
QLT is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. We have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward-looking” statements of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements include, but are not limited to: the ultimate outcome of the litigation against QLT has not yet been decided and there can be no assurance that the matters will be finally resolved in QLT’s favor. If the lawsuit is not resolved in QLT’s favor, QLT might be obliged to pay damages, or an additional royalty or damages for access to the inventions covered by claims in issued U.S. patents, and might be subject to such equitable relief as a court may determine (which could include an injunction or a remedy combining some or all of those remedies foregoing), and other factors as described in detail in QLT Inc.’s Annual Information Form on Form 10-K and recent and forthcoming quarterly reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission and Canadian Securities Regulatory authorities. Forward-looking statements are based on our current expectations and QLT is not obligated to update such information to reflect later events or developments.